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                                                                  EXHIBIT 9(c)

                   AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT

         This Amendment No. 1, dated as of the 1st day of November, 1996, is entered into between PACIFIC HORIZON FUNDS, INC. (the "Company"), a Maryland corporation, and The BISYS Group, Inc. ("BISYS").

         WHEREAS, the Company and BISYS have entered into an Administration Agreement (the "Administration Agreement") dated November 1, 1996, pursuant to which the Company retained BISYS as its Administrator to provide administrative services for the Utilities Fund, Growth and Income Fund, International Bond Fund, Blue Chip Fund, Intermediate Bond Fund and Asset Allocation Fund (collectively, the "Feeder Funds") and Aggressive Growth Fund, Capital Income Fund, U.S. Government Securities Fund, California Tax-Exempt Bond Fund, National Municipal Bond Fund, Short-Term Government Fund, International Equity Fund and Corporate Bond Fund (collectively, the "Managed Funds" and collectively with the Feeder Funds, the "Funds");

         WHEREAS, the Company has notified BISYS that it is reorganizing the Asset Allocation Fund (the "Fund") from a Feeder Fund into a managed fund ("Reorganization") and that it desires to retain BISYS to act as the Administrator therefor effective upon the Reorganization, and BISYS has notified the Company that it is willing to serve as the Administrator for the Fund; and

         WHEREAS, the Company desires that the Fund shall become a "Managed Fund" as that term is defined in the Administration Agreement, and that the Fund shall become subject to the provisions of said Administration Agreement to the same extent as the other Funds except to the extent said provisions are modified below;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints BISYS as Administrator of the Fund for the period and on the terms set forth in the Administration Agreement. BISYS accepts such appointment and agrees to perform the duties and services set forth in the Administration Agreement, for the compensation herein provided.

         2. COMPENSATION. For the services provided and the expenses assumed as Administrator pursuant to Section I of the Administration Agreement with respect to the Fund, the Company


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will pay BISYS a fee, computed daily and payable monthly, at the annual rate of
0.15% of the Fund's average net assets.

         Except to the extent amended hereby, the Administration Agreement as amended shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

         This Amendment may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first above written.

                                PACIFIC HORIZON FUNDS, INC.

                                By:/s/ Cornelius J. Pings
                                   ----------------------
                                   Name:  Cornelius J. Pings
                                   Title: President

                                The BISYS GROUP, INC.

                                By:/s/ Robert J. McMullan
                                   -----------------------
                                   Name:  Robert J. McMullan
                                   Title: Executive Vice President
                                          and Chief Financial
                                          Officer

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